Exhibit 8.2
November 14, 2011
Aristotle Holding, Inc.
One Express Way
St. Louis, Missouri 63121

Re:	Proxy statement and prospectus for Aristotle Holding, Inc.
Ladies and Gentlemen:
     We are acting as counsel to Aristotle Holding, Inc., a Delaware corporation (“Parent”), in connection with the registration statement filed by Parent on Form S-4 (File No. 333-177187) (the “Registration Statement”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the registration of up to 895,701,365 common shares, par value US$0.01 per share of Parent (“Shares”) issuable (i) to the holders of common stock, par value US$0.01 per share, of Express Scripts, Inc., a Delaware corporation (“Express Scripts”), in a proposed merger of Aristotle Merger Sub, a Delaware corporation and a wholly-owned subsidiary of Parent, with and into Express Scripts (the “Express Scripts Merger”) and (ii) to the holders of common stock, par value US$0.01 per share, of Medco Health Solutions, Inc., a Delaware corporation (“Medco”) in a proposed merger of Plato Merger Sub, a Delware corporation and a wholly owned subsidiary of Parent, with and into Medco (the “Medco Merger”).
     In connection with this opinion, we have examined such documents as we have deemed appropriate, including (1) a copy of the Registration Statement, and (2) a copy the Agreement and Plan of Merger, dated July 20, 2011, as annexed to the joint proxy statement/prospectus forming a part of the Registration Statement (the “Merger Agreement”) and (3) and such other documents as we have deemed necessary or appropriate to enable us to render the opinion below. In addition, we have relied upon statements and representations of the officers and other representatives of Express Scripts and Medco and others, and we have assumed that such statements and representations are and will continue to be correct without regard to any qualification as to knowledge or belief.
     Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.
     For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to

Aristotle Holding, Inc.
November 14, 2011

us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed, or photostatic copies, and the authenticity of the originals of such latter documents. In making our examination of documents executed, or to be executed, we have assumed that such parties had, or will have, the power, corporate or other, to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and that such documents constitute, or will constitute, valid and binding obligations of such parties.
     In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, pertinent judicial authorities, published opinions and administrative pronouncements of the Internal Revenue Service and other applicable authorities, and income tax treaties to which the United States is a party, all as in effect and available on the date of the Registration Statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in any of the authorities upon which our advice is based could affect our conclusions herein. There can be no assurance, moreover, that our opinion will be accepted by the Service or, if challenged, by a court. In addition, any material changes to the documents referred to above could affect our conclusions herein.
     Based upon and subject to the foregoing, we are of the opinion that under current law, the Express Scripts merger and the Medco merger, taken together, will qualify as an exchange described in Section 351 of the Code and as a result:
•	a U.S. holder of Express Scripts common stock will not recognize gain or loss upon the exchange of its Express Scripts common stock for New Express Scripts common stock;
•	the aggregate tax basis of the New Express Scripts common stock the U.S. holder of Express Scripts common stock receives will be equal to the aggregate tax basis of the Express Scripts common stock exchanged therefor, and the holding period of the New Express Scripts common stock will include the U.S. holder’s holding period of the Express Scripts common stock surrendered in exchange therefor.
     Except as set forth above, we express no opinion to any party as to any tax consequences, whether federal, state, local or foreign, of the transaction described in the Registration Statement, any transaction related thereto, or of ownership of the shares of Parent.
     This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation or assumption relied upon herein that becomes incorrect or untrue.
     We consent to the filing of this opinion as an exhibit to the Registration Statement and to each reference to us and the discussions of advice provided by us under the heading “Material U.S. Federal Income Tax Consequences” in the Registration

Aristotle Holding, Inc.
November 14, 2011

Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.
Very truly yours,
/s/ Skadden, Arps, Slate, Meagher & Flom, LLP